Exhibit 99.b

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
INCREASES QUARTERLY DIVIDEND

DECLARES QUARTERLY DIVIDEND OF $0.16 PER COMMON SHARE

AUTHORIZES ADDITIONAL COMMON STOCK REPURCHASES

St. Louis, Missouri, January 26, 2006 -- The Furniture Brands International (NYSE:FBN) Board of Directors increased the Company’s dividend by 6.7%, declaring today a quarterly dividend of $0.16 per common share payable February 24, 2006 to shareholders of record at the close of business on February 6, 2006.

The Board of Directors also announced today that it has authorized the repurchase of an additional $50 million of its outstanding common stock over the next twelve months. This new authority is in addition to the existing authority to repurchase $100 million of the company’s outstanding common stock, which authority is set to expire on July 29, 2006. Approximately $47 million of that original authority has not yet been used.

The purchases will depend on market conditions. Repurchases will be effected from time to time in open market or privately negotiated transactions. The shares of common stock repurchased will be kept as treasury shares and will be used for general corporate purposes.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.